Exhibit 99

ViacomCBS Issues Statement on the Passing of Sumner M. Redstone

NEW YORK -- (BUSINESS WIRE) -- Aug. 12, 2020 -- ViacomCBS Inc. (NASDAQ: VIAC; VIACA) mourns the passing of Sumner M. Redstone, its Chairman Emeritus, and Chairman and CEO of National Amusements, the controlling shareholder of ViacomCBS.
Bob Bakish, President and CEO of ViacomCBS, said: “Sumner Redstone was a brilliant visionary, operator and dealmaker, who single-handedly transformed a family-owned drive-in theater company into a global media portfolio.  He was a force of nature and fierce competitor, who leaves behind a profound legacy in both business and philanthropy. ViacomCBS will remember Sumner for his unparalleled passion to win, his endless intellectual curiosity, and his complete dedication to the company.  We extend our deepest sympathies to the Redstone family today.”
For nearly 30 years, Mr. Redstone led Viacom as Executive Chairman of the Board following National Amusements Inc.’s acquisition of a controlling stake in the company in 1987. He also held the position of CEO from 1996 until 2005, during which time Viacom merged with CBS Corporation in 2000. Upon the separation of the two companies in December 2005, Mr. Redstone served as Executive Chairman of the Boards of CBS and Viacom. In February 2016, Mr. Redstone assumed the role of Chairman Emeritus for both companies.
About ViacomCBS
ViacomCBS (Nasdaq: VIAC; VIACA) is a leading global media and entertainment company that creates premium content and experiences for audiences worldwide. Driven by iconic consumer brands, its portfolio includes CBS, Showtime Networks, Paramount Pictures, Nickelodeon, MTV, Comedy Central, BET, CBS All Access, Pluto TV and Simon & Schuster, among others. The company delivers the largest share of the U.S. television audience and boasts one of the industry’s most important and extensive libraries of TV and film titles. In addition to offering innovative streaming services and digital video products, ViacomCBS provides powerful capabilities in production, distribution and advertising solutions for partners on five continents. For more information about ViacomCBS, please visit www.viacomcbs.com and follow @ViacomCBS on social platforms.

VIAC-IR
Contacts
Justin Dini
Executive Vice President, Head of Corporate Communications
justin.dini@viacbs.com